Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

VENTAS, INC.

AND

CARE CAPITAL PROPERTIES, INC.

DATED AS OF AUGUST 17, 2015

i

ARTICLE V CERTAIN OTHER MATTERS		48

5.1	Insurance Matters	48
5.2	Late Payments	51
5.3	Treatment of Payments for Tax Purposes	51
5.4	Inducement	51
5.5	Post-Effective Time Conduct	51
5.6	Non-Solicitation; No-Hire Covenant	52
5.7	Cooperation Regarding Certain Master Leases	52

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		53

6.1	Agreement for Exchange of Information	53
6.2	Ownership of Information	54
6.3	Compensation for Providing Information	54
6.4	Record Retention	54
6.5	Limitations of Liability	54
6.6	Other Agreements Providing for Exchange of Information	54
6.7	Production of Witnesses; Records; Cooperation	55
6.8	Privileged Matters	55
6.9	Confidentiality	58
6.10	Protective Arrangements	59

ARTICLE VII DISPUTE RESOLUTION		59

7.1	Good-Faith Negotiation	59
7.2	Mediation	60
7.3	Arbitration	60
7.4	Litigation and Unilateral Commencement of Arbitration	61
7.5	Conduct During Dispute Resolution Process	61

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		62

8.1	Further Assurances	62

ARTICLE IX TERMINATION		63

9.1	Termination	63
9.2	Effect of Termination	63

ARTICLE X MISCELLANEOUS		63

10.1	Counterparts; Entire Agreement; Corporate Power	63
10.2	Governing Law	64
10.3	Assignability	64
10.4	Third-Party Beneficiaries	64
10.5	Notices	65
10.6	Severability	66

10.7	Force Majeure	66
10.8	No Set-Off	66
10.9	Expenses	66
10.10	Headings	67
10.11	Survival of Covenants	67
10.12	Waivers of Default	67
10.13	Specific Performance	67
10.14	Amendments	67
10.15	Interpretation	67
10.16	Limitations of Liability	68
10.17	Performance	68
10.18	Mutual Drafting	68

SCHEDULES

Schedule 1.1	SpinCo Properties
Schedule 1.2(h)(iii)	SpinCo Ground Leases
Schedule 1.2(i)	SpinCo Contracts
Schedule 1.3	SpinCo Intellectual Property
Schedule 1.4	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.1(e)	Certain Intellectual Property Matters
Schedule 2.2(a)	SpinCo Assets
Schedule 2.2(a)(xi)	Joint Ventures
Schedule 2.2(b)(iii)	Ventas Intellectual Property
Schedule 2.2(b)(v)	Security Cash Balances
Schedule 2.2(b)(vi)	Ventas Assets
Schedule 2.3(a)	SpinCo Liabilities
Schedule 2.3(b)	Ventas Liabilities
Schedule 2.8(b)	Intercompany Agreements
Schedule 2.10(e)	Cash Management Arrangements
Schedule 2.13	SpinCo Financing Arrangements
Schedule 4.3(e)	Specified Ventas Information

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of SpinCo
Exhibit B	Amended and Restated Bylaws of SpinCo

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of August 17, 2015 (this “Agreement”), is by and between Ventas, Inc., a Delaware corporation (“Ventas”), and Care Capital Properties, Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Ventas (the “Ventas Board”) has determined that it is in the best interests of Ventas and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Ventas Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Ventas Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to the holders of Ventas Shares on the Record Date of all of the outstanding SpinCo Shares owned by Ventas (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the contribution by Ventas of the SpinCo Assets and the SpinCo Liabilities to SpinCo (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, SpinCo and Ventas have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth certain disclosures concerning SpinCo, the Separation and the Distribution; and

WHEREAS, each of Ventas and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effectuate the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Ventas, SpinCo and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

“Acceleration Payments” shall have the meaning set forth in Section 5.7.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Ventas Group and (b) no member of the Ventas Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed by Ventas to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean any agreement (other than this Agreement) entered into by the Parties and/or any members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Occupancy License Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Cash Transfer” shall have the meaning set forth in Section 2.13(a).

“Claiming Party” shall have the meaning set forth in Section 5.1(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Recitals.

“CPR” shall have the meaning set forth in Section 7.2.

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.5(b).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.5(b).

“Delayed Ventas Asset” shall have the meaning set forth in Section 2.5(f).

“Delayed Ventas Liability” shall have the meaning set forth in Section 2.5(f).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Ventas Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to 0.25.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Ventas and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages and costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“General Warranty Real Property” shall have the meaning set forth in Section 2.16(a).

“General Warranty Transfer Documents” shall have the meaning set forth in Section 2.16(b).

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Grantee” shall have the meaning set forth in Section 2.16(b)(i).

“Grantor” shall have the meaning set forth in Section 2.16(b)(i).

“Group” shall mean either the SpinCo Group or the Ventas Group, as the context requires.

“Hardware” shall mean all hardware, computers, workstations, servers and network and telecommunications equipment.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Imposition” shall mean, collectively, all assessments, including assessments for public improvements or benefits; ground rents; water, sewer and other utility levies and charges; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the property and all interest and penalties thereon.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of Ventas Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Limited Warranty Real Property” shall have the meaning set forth in Section 2.16(c)(i).

“Linked” shall have the meaning set forth in Section 2.10(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Non-Claiming Party” shall have the meaning set forth in Section 5.1(e).

“NYSE” shall mean the New York Stock Exchange.

“Occupancy License Agreement” shall mean the Occupancy License Agreement to be entered into by and between Ventas and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time.

“Party” or “Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Pre-Existing Title Policy” shall have the meaning set forth in Section 2.16(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials intended to be or labeled as protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Procedure” shall have the meaning set forth in Section 7.2.

“Qualifying Income” shall have the meaning set forth in Section 4.11(a)(i).

“Record Date” shall mean the close of business on the date to be determined by the Ventas Board as the record date for determining holders of Ventas Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Ventas Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Common Tenant” shall mean any Person that (individually or collectively with Affiliates thereof, including any of their respective successors, assigns or principals) is tenant or otherwise has liability under both a Specified Ventas Master Lease and a Specified SpinCo Master Lease.

“Specified Master Lease” shall mean any master lease agreement (including any agreement entered into in connection with such master lease agreement) that, as of immediately prior to the bifurcation thereof in connection with the Separation, covers both SpinCo Properties and real properties that constitute Ventas Assets, provided that, as of such time, the aggregate annual base rent payable thereunder in respect of SpinCo Properties covered thereby is less than 40% of the aggregate annual rent payable thereunder in respect of all real properties covered thereby; “Specified Ventas Master Lease” shall mean such Specified Master Lease as entered into by Ventas as landlord following such bifurcation as it may be amended, modified, replaced or assigned; and “Specified SpinCo.”

“Master Lease” shall mean such Specified Master Lease as entered into by SpinCo as landlord following such bifurcation as it may be amended, modified, replaced or assigned.

“Specified REIT Requirements” shall have the meaning set forth in Section 4.11(a)(i).

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.10(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” shall mean the unaudited pro forma combined consolidated balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of March 31, 2015, as presented in the Information Statement made available to the Record Holders.

“SpinCo Business” shall mean the business, operations and activities of the SpinCo Group relating primarily to the SpinCo Properties as conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, in each case, entered into prior to the Effective Time:

(a)                                 any leases or subleases relating primarily to any SpinCo Property pursuant to which a Third Party leases or subleases all or any portion of such SpinCo Property;

(b)                                 any joint venture, shareholder, equityholder, partnership or similar agreements with any Third Party relating primarily to any SpinCo Property;

(c)                                  any customer, distribution, supply, marketing, vendor or other contract, agreement or license, in each case with a Third Party and in effect as of the Effective Time, pursuant to which such Third Party provides or receives products or services to or from either Party or any member of its Group, which relates primarily to the SpinCo Business, excluding any such contracts or agreements for services provided by Third Parties that are addressed in the Transition Services Agreement;

(d)                                 any contract containing any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group relating primarily to any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(e)                                  any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee or consultants of the SpinCo Group that are in effect as of the Effective Time;

(f)                                   any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(g)                                  any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the SpinCo Business or entered into in the name of or expressly on behalf of any division, business unit or member of the SpinCo Group;

(h)                                 any intercreditor agreement exclusively related to a SpinCo Property, (ii) any title insurance policy to which a Transferred Entity is a party that covers a SpinCo Property and (iii) the ground leases set forth on Schedule 1.2(h)(iii); and

(i)                                     any contracts, agreements or settlements listed on Schedule 1.2, including the right to recover any amounts under such contracts, agreements or settlements;

provided that SpinCo Contracts shall not include (x) any contract or agreement that is contemplated to be retained by Ventas or any member of the Ventas Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute SpinCo Software or SpinCo Technology.

“SpinCo Financing Arrangements” shall have the meaning set forth in Section 2.13(a).

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Hardware” shall mean all Hardware owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business or exclusively used or intended to be used by personnel of the SpinCo Group, as of the Effective Time.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Indemnity Payment” shall have the meaning set forth in Section 4.11(a)(i).

“SpinCo Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.3 and (b) all Other IP primarily used or primarily held for use in the SpinCo Business, including any Other IP set forth on Schedule 1.3.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the SpinCo Business as of the Effective Time.

“SpinCo Properties” shall mean the real properties listed on Schedule 1.1.

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Software” shall mean all Software owned or licensed by either Party or member of its Group primarily used or primarily held for use in the SpinCo Business as of the Effective Time.

“SpinCo Technology” shall mean all Technology owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the SpinCo Business as of the Effective Time.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Ventas and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.4.

“Transition Committee” shall have the meaning set forth in Section 2.15.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Ventas and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased SpinCo Liabilities” shall have the meaning set forth in Section 2.6(a)(ii).

“Unreleased Ventas Liabilities” shall have the meaning set forth in Section 2.6(b)(ii).

“Ventas” shall have the meaning set forth in the Preamble.

“Ventas Accounts” shall have the meaning set forth in Section 2.10(a).

“Ventas Assets” shall have the meaning set forth in Section 2.2(b).

“Ventas Board” shall have the meaning set forth in the Recitals.

“Ventas Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.

“Ventas Group” shall mean Ventas and each Person that is a Subsidiary of Ventas (other than SpinCo and any other member of the SpinCo Group).

“Ventas Indemnitees” shall have the meaning set forth in Section 4.2.

“Ventas Indemnity Payment” shall have the meaning set forth in Section 4.11(b)(i).

“Ventas Liabilities” shall have the meaning set forth in Section 2.3(b).

“Ventas Name and Ventas Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “VENTAS”, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Ventas Shares” shall mean the shares of common stock, par value $0.25 per share, of Ventas.

ARTICLE II

THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 On or prior to the Effective Time, but in any case, prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i)                                     Transfer and Assignment of SpinCo Assets. Ventas shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to the applicable members of the SpinCo Group, and the applicable members of the SpinCo Group shall accept from Ventas and the applicable members of the Ventas Group, all of Ventas’s and such Ventas Group members’ respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Ventas or the applicable members of the Ventas Group to the applicable member of the SpinCo Group);

(ii)                                  Acceptance and Assumption of SpinCo Liabilities. The applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. The applicable members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Ventas’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Ventas Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Ventas Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)                               Transfer and Assignment of Ventas Assets. Ventas and SpinCo shall cause the applicable members of the SpinCo Group to contribute, assign, transfer, convey and deliver to the applicable members of the Ventas Group, and the applicable members of the Ventas Group shall accept from the applicable members of the SpinCo Group, all of such SpinCo Group members’ respective direct or indirect right, title and interest in and to all Ventas Assets held by such members of the SpinCo Group; and

(iv)                              Acceptance and Assumption of Ventas Liabilities. The applicable members of the Ventas Group shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Ventas Liabilities held by the applicable members of the SpinCo Group and Ventas and the applicable members of the Ventas Group shall be responsible for all Ventas Liabilities in accordance with their respective terms, regardless of when or where such Ventas Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Ventas Liabilities are asserted or determined (including any such Ventas Liabilities arising out of claims made by Ventas’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Ventas Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Ventas Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)                                 Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim or special warranty deeds, General Warranty Transfer Documents, stock powers, certificates of title, assignments of leases and related documents, assignments of contracts, UCC amendments and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo and each member of the SpinCo Group hereby waive compliance by each and every member of the Ventas Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Ventas hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Ventas Assets to any member of the Ventas Group.

(e)                                  Certain Intellectual Property Matters. The Parties also agree to the additional Intellectual Property matters set forth in Schedule 2.1(e).

2.2                               SpinCo Assets; Ventas Assets.

(a)                                 SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean:

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii)                                  all interests of either Party or any members of its Group as of the Effective Time in the SpinCo Properties of whatever nature, whether as owner, mortgagee or holder of a Security Interest in the SpinCo Properties, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on any SpinCo Property or otherwise appertaining to or benefitting any SpinCo Property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any SpinCo Property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any SpinCo Property;

(iii)                               all Assets of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv)                              all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iv); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iv);

(v)                                 all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary

Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(vi)                              all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii)                           all SpinCo Intellectual Property, SpinCo Software, SpinCo Hardware and SpinCo Technology as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii)                        all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(ix)                              all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to the SpinCo Business;

(x)                                 all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities;

(xi)                              (i) the portion of the financing proceeds contemplated to be retained by the SpinCo Group pursuant to Section 2.13(a) and (ii) the cash held by the joint ventures specified on Schedule 2.2(a)(xi);

(xii)                           any and all Assets set forth on Schedule 2.2(a).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (vi) of Section 2.2(b).

(b)                                 Ventas Assets. For the purposes of this Agreement, “Ventas Assets” shall mean all Assets of the either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that the Ventas Assets shall include:

(i)                                     all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Ventas or any other member of the Ventas Group;

(ii)                                  all Contracts of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Contracts);

(iii)                               subject to Section 2.1(e), all Intellectual Property of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Intellectual Property), including the Ventas Name and Ventas Marks and the Intellectual Property set forth on Schedule 2.2(b)(iii);

(iv)                              all Permits of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Permits);

(v)                                 subject to Section 2.2(a)(xi), all cash and cash equivalents of either Party or any of the members of its Group, including the cash and cash equivalents set forth on Schedule 2.2(b)(v); and

(vi)                              any and all Assets set forth on Schedule 2.2(b)(vi).

2.3                               SpinCo Liabilities; Ventas Liabilities.

(a)                                 SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                                     all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (i);

(ii)                                  all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (ii);

(iii)                               all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;

(iv)                              any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v)                                 all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo Software, the SpinCo Hardware, the SpinCo Technology, the SpinCo Permits or SpinCo Financing Arrangements;

(vi)                              all Impositions in respect of SpinCo Properties, other than with respect to “Taxes” as defined in the Tax Matters Agreement, which shall be addressed as provided therein;

(vii)                           any and all Liabilities set forth on Schedule 2.3(a); and

(viii)                        all Liabilities arising out of claims made by any Third Party (including Ventas’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Ventas Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b), and any Liabilities of any member of the Ventas Group pursuant to the Ancillary Agreements, shall not be SpinCo Liabilities but instead shall be Ventas Liabilities.

(b)                                 Ventas Liabilities. For the purposes of this Agreement, “Ventas Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Ventas Group and, prior to the Effective Time, any member of the SpinCo Group, in each case that are not SpinCo Liabilities, including any and all Liabilities set forth on Schedule 2.3(b); and (ii) all Liabilities arising out of claims made by any Third Party (including Ventas’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Ventas Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Ventas Business or the Ventas Assets.

2.4                               Approvals and Notifications.

(a)                                 Approvals and Notifications for SpinCo Assets. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Ventas and

SpinCo, neither Ventas nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)                                 Approvals and Notifications for Ventas Assets. To the extent that the transfer or assignment of any Ventas Asset or the assumption of any Ventas Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Ventas and SpinCo, neither Ventas nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

2.5                               Delayed Transfers.

(a)                                 Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(b)                                 Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.5(a) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Ventas Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit or burden, as applicable, of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Ventas Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.

(c)                                  Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.5(a), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(d)                                 Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Ventas Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees incurred with SpinCo’s prior approval, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.

(e)                                  Delayed Ventas Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Ventas Group of any Ventas Asset or assumption by the Ventas Group of any Ventas Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Ventas Group of such Ventas Assets or the assumption by the Ventas Group of such Ventas Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Ventas Assets or Ventas Liabilities shall continue to constitute Ventas Assets and Ventas Liabilities for all other purposes of this Agreement.

(f)                                   Treatment of Delayed Ventas Assets and Delayed Ventas Liabilities. If any transfer or assignment of any Ventas Asset or any assumption of any Ventas Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.5(e) or for any other reason (any such Ventas Asset, a “Delayed Ventas Asset” and any such Ventas Liability, a “Delayed Ventas Liability”), then, insofar as reasonably possible, the member of the SpinCo Group retaining such Delayed Ventas Asset or such Delayed Ventas

Liability, as the case may be, shall thereafter hold such Delayed Ventas Asset or Delayed Ventas Liability, as the case may be, for the use and benefit of the member of the Ventas Group entitled thereto (at the expense of the member of the Ventas Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Ventas Asset or such Delayed Ventas Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Ventas Asset or Delayed Ventas Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the Ventas Group to which such Delayed Ventas Asset is to be transferred or assigned, or which will assume such Delayed Ventas Liability, as the case may be, in order to place such member of the Ventas Group in a substantially similar position as if such Delayed Ventas Asset or Delayed Ventas Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Ventas Asset or Delayed Ventas Liability, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Ventas Group.

(g)                                  Transfer of Delayed Ventas Assets and Delayed Ventas Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Ventas Asset or the deferral of assumption of any Delayed Ventas Liability pursuant to Section 2.5(e), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Ventas Asset or the assumption of any Delayed Ventas Liability have been removed, the transfer or assignment of the applicable Delayed Ventas Asset or the assumption of the applicable Delayed Ventas Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(h)                                 Costs for Delayed Ventas Assets and Delayed Ventas Liabilities. Any member of the SpinCo Group retaining a Delayed Ventas Asset or Delayed Ventas Liability due to the deferral of the transfer or assignment of such Delayed Ventas Asset or the deferral of the assumption of such Delayed Ventas Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Ventas or the member of the Ventas Group entitled to the Delayed Ventas Asset or Delayed Ventas Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees incurred with Ventas’s prior approval, all of which shall be promptly reimbursed by Ventas or the member of the Ventas Group entitled to such Delayed Ventas Asset or Delayed Ventas Liability.

2.6                               Novation of Liabilities.

(a)                                 Novation of SpinCo Liabilities.

(i)                                     Each of Ventas and SpinCo, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Ventas Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this

Agreement or any of the Ancillary Agreements, neither Ventas nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If Ventas or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Ventas Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Ventas Group, as the case may be, (i) pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Ventas Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Ventas Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Ventas shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)                                 Novation of Ventas Liabilities.

(i)                                     Each of Ventas and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Ventas Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Ventas Group shall be solely responsible for such Ventas Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Ventas nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If Ventas or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Ventas Liability”), Ventas shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Ventas Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Ventas Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Ventas or the applicable Ventas Group member shall assume, such Unreleased Ventas Liabilities without exchange of further consideration.

2.7                               Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a)                                 On or prior to the Effective Time or as soon as practicable thereafter, each of Ventas and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Ventas Group removed as guarantor or obligor for any SpinCo Liability to the extent that they relate to SpinCo Liabilities, including the removal of any Security Interest on or in any Ventas Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor or obligor for any Ventas Liability to the extent that they relate to Ventas Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Ventas Liability.

(b)                                 To the extent required to obtain a release from a guarantee or indemnity of:

(i)                                     any member of the Ventas Group, SpinCo shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any Security Interest on or in any Ventas Asset that may serve as collateral or security for any such SpinCo Liability, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which SpinCo would be reasonably unable to comply or (ii) which SpinCo would not reasonably be able to avoid breaching; and

(ii)                                  any member of the SpinCo Group, Ventas shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Ventas Liability, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which Ventas would be reasonably unable to comply or (ii) which Ventas would not reasonably be able to avoid breaching.

(c)                                  If Ventas or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) except in the case of ground leases, each of Ventas and SpinCo, on behalf of itself and the other members of its respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.8                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Ventas and each member of the Ventas Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Ventas and/or any member of the Ventas Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(b); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Ventas or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)                                  All of the intercompany accounts or notes receivable and accounts or notes payable between any member of the Ventas Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Ventas in its sole and absolute discretion.

2.9                               Treatment of Shared Contracts.

(a)                                 Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is a Ventas Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Ventas Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Ventas Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b)                                 Each of Ventas and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.9 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10                        Bank Accounts; Cash Balances. Except as otherwise provided in this Agreement or the Transition Services Agreement:

(a)                                 Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Ventas or any other member of the Ventas Group (collectively, the “Ventas Accounts”) so that each such SpinCo Account and Ventas Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Ventas Account or SpinCo Account, respectively, is de-Linked from such Ventas Account or SpinCo Account, respectively.

(b)                                 It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)                                  It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the Ventas Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Ventas or a member of the Ventas Group.

(d)                                 With respect to any outstanding checks issued or payments initiated by Ventas, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)                                  As between Ventas and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall, promptly following receipt by such Party of any such payment or reimbursement, be paid over by such Party, or such Party shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off. With respect to rent, in the event that at any time or from time to time following the Effective Time, one Party (or any member of such Party’s respective Group) shall receive from a Third Party any rent payment that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly notify the tenant making such payment of the error and instruct such tenant that all future rent payments shall be made to the other Party. Such notifications shall continue for each misallocation of rent payments until the tenant takes corrective action. The Parties also agree to the additional matters set forth on Schedule 2.10(e).

2.11                        Ancillary Agreements. Effective on or prior to the Effective Time, each of Ventas and SpinCo will, or will cause the applicable members of its Group to, execute and deliver all Ancillary Agreements to which it is a party.

2.12                        Disclaimer of Representations and Warranties. EACH OF VENTAS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VENTAS GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13                        SpinCo Financing Arrangements; Cash Transfer.

(a)                                 Prior to the Effective Time and pursuant to the Plan of Reorganization, (i) SpinCo and/or other members of the SpinCo Group will enter into one or more financing arrangements and agreements, as set forth on Schedule 2.13, pursuant to which they shall borrow $1.4 billion (the “SpinCo Financing Arrangements”), and (ii) SpinCo and/or other members of the SpinCo Group shall distribute, convey or otherwise transfer in the manner determined by Ventas $1.273 billion to Ventas and/or other members of the Ventas Group (such transfer, the “Cash Transfer”). The parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not Ventas or any member of the Ventas Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements.

(b)                                 Prior to the Effective Time, Ventas and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements.

2.14                        Financial Information Certifications. Ventas’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to the SpinCo Group insofar as the members of the SpinCo Group are Subsidiaries of Ventas. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 in respect of quarterly and annual periods beginning prior to and ending after the Effective Time, Ventas, as soon as reasonably practicable following the Distribution Date and in any event prior to such time as SpinCo is required to file each quarterly report on Form 10-Q or annual report on Form 10-K in respect of any period beginning prior to and ending after the Effective Time, shall provide SpinCo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof, which certification(s) shall be in substantially the same form as those that had been provided by officers or employees of Ventas in similar certifications delivered prior to the Distribution Date. Such certification(s) shall be provided by Ventas (and not by any officer or employee in his or her individual capacity).

2.15                        Transition Committee. Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from Ventas and SpinCo. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.15, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

2.16                        Title Transfers.

(a)                                 Each SpinCo Property that is owned in fee simple by any member of the Ventas Group which is the insured (each, a “General Warranty Real Property”) under a real property title insurance policy (a “Pre-Existing Title Policy”) with respect to such SpinCo Property shall be or has been as part of the Plan of Reorganization conveyed by means of a warranty deed (which, in addition to the typical deed warranties, would also include an additional warranty to the effect of the following: “Grantor warrants to Grantee that there are no matters affecting the property that would cause a loss to, or result in a claim against, Grantee as to which matters Grantor has received insurance against such loss or claims by endorsement to its owner’s title insurance policy or which Grantor otherwise has received insurance against loss or claims under the terms of its owner’s title insurance policy”) to a member of the SpinCo Group subject to: (1) taxes not yet due and payable, (2) all matters shown on Schedule B of the Pre-Existing Title Policy, (3) all encumbrances and defects of title arising after the date of the Pre-Existing Title Policy that (x) were not created, caused or permitted by the named grantor or (y) do not have a material adverse effect on the operation of such General Warranty Real Property for its current use on the date the deed is executed and delivered (including, without limitation, the facility lease, if any), and (4) those matters set forth on the schedules to the assignments of leases and the assignments of instruments related to the applicable General Warranty Real Property.

(b)                                 Each document transferring the General Warranty Real Property to a member of the SpinCo Group (each such document, a “General Warranty Transfer Document”) shall state on the face thereof the following: “The warranties and covenants contained herein shall be solely for the benefit of and enforceable by Grantee hereunder and for no other party including heirs, successors and assigns of Grantee and under no circumstances shall such warranties and covenants be deemed to run with the real property conveyed by this instrument. Any claim against Grantor by Grantee shall be limited to the extent of any amounts recovered by Grantor under its title insurance policy on account of such claim.”

(i)                                     Without limiting the foregoing provisions of this Section 2.16(b), if any claim is made by any transferee (a “Grantee”) against a transferor (“Grantor”) as the result of any alleged breach of any covenants or warranties in any General Warranty Transfer Document, upon Grantee’s written notice to Grantor, Grantor shall either (A) make and diligently pursue all claims against any title insurance company under any applicable Pre-Existing Title Policy, or (B) permit Grantee, in the name of Grantor, to make any or all such claims, in all cases of (A) and (B) at the sole cost and expense of Grantee, including counsel selected and retained by Grantee as is reasonably acceptable to Grantor. If Grantor shall be named by any Third Party in any proceeding in connection with any such claim, Grantee (at Grantee’s sole cost) shall, with counsel reasonably acceptable to Grantor, defend and procure the dismissal of Grantor (subject to the requirements of Law in connection with pursuing the claims against the title insurance company, as applicable). If a Grantee shall fail to promptly pay or reimburse Grantor for any of the foregoing costs and expenses as provided in this paragraph, SpinCo shall promptly pay or reimburse the applicable Grantor the same.

(ii)                                  Ventas represents and warrants to SpinCo that each Grantor under a General Warranty Transfer Document (but not as to any predecessors to Grantor, including predecessors by reorganization, consolidation, merger, name change, etc.) has not taken any actions after the date of the applicable Pre-Existing Title Policy that have created, caused or permitted any matters affecting title to the applicable General Warranty Real Property that have a material adverse effect on the operation of the General Warranty Real Property for its current use on the Distribution Date.

(c)                                  Each SpinCo Property that is owned in fee simple by any member of the Ventas Group and for which there is no Pre-Existing Title Policy insuring such member of the Ventas Group’s ownership of such SpinCo Property (each, a “Limited Warranty Real Property”) shall be or has been as part of the Plan of Reorganization conveyed to a member of the SpinCo Group by means of a duly executed and acknowledged deed with covenants against Grantor’s (but not as to any predecessors, including predecessors by reorganization, consolidation, merger, name change, etc.) acts (and no additional warranties or representations whatsoever with respect to such property), and subject to: (1) taxes not yet due and payable, (2) matters arising before the date Grantor acquired title to the property (including for the avoidance of doubt matters arising during periods of time in which title was held by Grantor’s predecessors by reorganization, consolidation, merger, name change, etc.), (3) all encumbrances and defects of title arising on or after such acquisition date that (x) were not created, caused or permitted by the named Grantor, or (y) do not have a material adverse effect on the operation of such Limited Warranty Real Property for its current use on the date the deed is executed and delivered (including, without limitation, the facility lease, if any), and (4) those matters set forth on the schedules to the assignments of leases and the assignments of instruments related to the applicable Limited Warranty Real Property. Each document transferring or otherwise assigning the Limited Warranty Real Property to a member of the SpinCo Group shall state on the face thereof the following: “The covenant against Grantor’s acts contained herein shall be solely for the benefit of and enforceable by Grantee hereunder and for no other party including heirs, successors and assigns of Grantee and under no circumstances shall such covenant be deemed to run with the real property conveyed by this instrument. The term Grantor as used herein shall exclude any predecessor to Grantor, including predecessors by reorganization, consolidation, merger, name change, etc.”

(d)                                 Ventas represents with respect to each SpinCo Property owned in fee simple but not deeded or to be deeded pursuant to the Plan of Reorganization that other than as set forth on the schedules to the assignment of leases and/or the assignment of instruments of such property, the member of the SpinCo Group holding fee simple title to the SpinCo Property (but not as to any predecessor, including predecessors by reorganization, consolidation, merger, name change, etc.) has not taken any actions that have created, caused or permitted any matters affecting title to the property that have a material adverse effect on the operation of the property for its current use on the Distribution Date.

(e)                                  Ventas represents that to Ventas’s knowledge, Ventas has provided SpinCo or any member of the SpinCo Group copies of existing title insurance policies for the SpinCo Properties that Ventas has in its possession, but such representation shall not be deemed to include a representation that those policies provided are accurate or complete.

(f)                                   Ventas shall reasonably cooperate in order to facilitate the pursuit of any claims by SpinCo or any member of the SpinCo Group (including any Transferred Entity) against any title insurance company pursuant to any applicable Pre-Existing Title Policy belonging to SpinCo or any member of the SpinCo Group (including any Transferred Entity), all at SpinCo’s sole cost and expense.

ARTICLE III

THE DISTRIBUTION

3.1                               Sole and Absolute Discretion; Cooperation.

(a)                                 Ventas shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Ventas may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Ventas’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)                                 SpinCo shall cooperate with Ventas to accomplish the Distribution and shall, at Ventas’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. Ventas shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Ventas. SpinCo and Ventas, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2                               Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)                                 Notice to NYSE. Ventas shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Ventas and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall be the certificate of incorporation and bylaws of SpinCo, respectively.

(c)                                  SpinCo Directors and Officers. On or prior to the Distribution Date, Ventas and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties and (ii) SpinCo shall have such other officers as SpinCo shall appoint.

(d)                                 NYSE Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)                                  Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Ventas and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Ventas and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Ventas determines are necessary or desirable to effectuate the Distribution, and Ventas and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Ventas and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)                                   Availability of Information Statement. Ventas shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Ventas Board has approved the Distribution, cause the Information Statement to be mailed or made available to the Record Holders.

(g)                                  The Distribution Agent. Ventas shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)                                 Stock-Based Employee Benefit Plans. Ventas and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Ventas (in respect of Ventas shares) and SpinCo (in respect of SpinCo shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3                               Conditions to the Distribution.

(a)                                 The consummation of the Distribution will be subject to the satisfaction, or waiver by Ventas in its sole and absolute discretion, of the following conditions:

(i)                                     The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)                                  The Information Statement shall have been made available to Record Holders.

(iii)                               Ventas shall have received an opinion from its outside counsel, satisfactory to the Ventas Board, to the effect that the tax treatment of the Contribution and the Distribution, taken together, should qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355(a) and 368(a)(1)(D) of the Code.

(iv)                              Ventas shall have received an opinion from its outside counsel, satisfactory to the Ventas Board, to the effect that the manner in which SpinCo is organized and its proposed method of operation will enable it to qualify to be taxed as a REIT under Sections 856 through 859 of the Code following the Distribution.

(v)                                 The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Ventas to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Ventas Assets (other than any Delayed Ventas Asset) and Ventas Liabilities (other than any Delayed Ventas Liability) contemplated to be transferred from SpinCo to Ventas on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(vi)                              The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vii)                           Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)                        No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(ix)                              The SpinCo Shares to be distributed to the Ventas shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x)                                 Ventas shall have received the proceeds from the Cash Transfer, and SpinCo and other members of the SpinCo Group shall have assumed or entered into, as applicable, the SpinCo Financing Arrangements and incurred at least $1.4 billion of new indebtedness pursuant thereto, and Ventas shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the SpinCo Financing Arrangements.

(xi)                              An independent appraisal firm acceptable to Ventas shall have delivered one or more opinions to the Ventas Board confirming the solvency and financial viability of Ventas before the consummation of the Distribution and each of Ventas and SpinCo after consummation of the Distribution, and such opinions shall be acceptable to Ventas in form and substance in Ventas’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(xii)                           No other events or developments shall exist or shall have occurred that, in the judgment of the Ventas Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)                                 The foregoing conditions are for the sole benefit of Ventas and shall not give rise to or create any duty on the part of Ventas or the Ventas Board to waive or not waive any such condition or in any way limit Ventas’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Ventas Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.

3.4                               The Distribution.

(a)                                 Subject to Section 3.3, on or prior to the Effective Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Ventas Shares to instruct the Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

(b)                                 Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of Ventas Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Ventas shall direct the Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Ventas, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither Ventas nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Ventas or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Ventas Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)                                 Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Ventas shall have no Liability with respect thereto.

(e)                                  Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1                               Release of Pre-Distribution Claims.

(a)                                 SpinCo Release of Ventas. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Ventas and the members of the Ventas Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Ventas Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)                                 Ventas Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Ventas does hereby, for itself and each other member of the Ventas Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Ventas Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns from (A) all Ventas Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Ventas Business, the Ventas Assets or the Ventas Liabilities.

(c)                                  Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the Ventas Group and any members of the SpinCo Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)                              any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Ventas Group, SZR New York LH, Inc., a Virginia non-stock corporation, ATR New York LH, Inc., a Vriginia non-stock corporation or the Ventas Charitable Foundation from honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo Group who was a director, officer or employee of any member of the Ventas Group, SZR New York LH, Inc., ATR New York LH, Inc. or the Ventas Charitable Foundation on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Ventas for such Liability (including Ventas’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Ventas or any other member of the Ventas Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Ventas shall not make, and shall not permit any other member of the Ventas Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                                  Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2                               Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Ventas, each member of the Ventas Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Ventas Indemnitees”), from and against any and all Liabilities of the Ventas Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any SpinCo Liability;

(b)                                 any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)                                 except to the extent it relates to a Ventas Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Ventas Group that survives following the Distribution; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3                               Indemnification by Ventas. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Ventas shall, and shall cause the other members of the Ventas Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any Ventas Liability;

(b)                                 any failure of Ventas, any other member of the Ventas Group or any other Person to pay, perform or otherwise promptly discharge any Ventas Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by Ventas or any other member of the Ventas Group of this Agreement or any of the Ancillary Agreements;

(d)                                 except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Ventas Group by any member of the SpinCo Group that survives following the Distribution; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Ventas’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the only statements considered to be made explicitly in Ventas’s name in the Form 10, the Information Statement or any other Disclosure Document shall be (i) the statements set forth on Schedule 4.3(e) and (ii) any statements contained in any Disclosure Document that is first prepared by Ventas or any other member of its Group after the Effective

Time to the extent not based on information in the Form 10, the Information Statement or any other Disclosure Document that is first prepared prior to the Effective Time, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)                                  Any indemnification payment under this Article IV shall be adjusted in accordance with Section 5.03 of the Tax Matters Agreement.

4.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Ventas Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)                                 Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)                                  Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)                                 Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees if the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim.

(e)                                  No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                                   Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (Taxes and Tax matters being governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6                               Additional Matters.

(a)                                 Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds or other amounts received from Third Parties that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)                                 Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)                                 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7                               Right of Contribution.

(a)                                 Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Ventas Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Ventas or any other member of the Ventas Group; (ii) any fault associated with the business conducted with the Delayed Ventas Assets or Delayed Ventas Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Ventas and the other members of the Ventas Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Ventas Business prior to the Effective Time shall be deemed to be the fault of Ventas and the other members of the Ventas Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8                               Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Ventas Liabilities by Ventas or a member of the Ventas Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9                               Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10                        Survival of Indemnities. The rights and obligations of each of Ventas and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11                        Certain Tax Procedures.

(a)                                 Indemnification Payments to SpinCo.

(i)                                     With respect to any period in which SpinCo has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the SpinCo Group pursuant to Section 4.3 or 4.4 or any indemnification payments to be made to any member of the SpinCo Group pursuant to any Ancillary Agreement (a “SpinCo Indemnity Payment”) for any calendar year shall not exceed the sum of (1) the amount that is determined will not be gross income of SpinCo for purposes of the requirements of Sections 856(c)(2) and (3) of the Code for any period in which SpinCo has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by SpinCo, which opinion shall be reasonably satisfactory to SpinCo, plus (2) such additional amount that is estimated can be paid to SpinCo in such taxable year without causing SpinCo to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to SpinCo (and any other relevant member of the SpinCo Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to SpinCo, and (B) submitted to and approved by SpinCo’s outside tax counsel, and (3) in the event that SpinCo receives a ruling from the IRS to the effect that the receipt of the additional amount of SpinCo Indemnity Payments otherwise required to be paid either would constitute Qualifying Income or would be excluded from gross income of SpinCo for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the aggregate SpinCo Indemnity Payments otherwise required to be made (determined without regard to this Section 4.11(a)), less the amount otherwise previously paid under clauses (1) and (2) above.

(ii)                                  Ventas shall place (or cause to be placed) the full amount of any SpinCo Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that (1) the amount in the escrow account shall be treated as the property of Ventas or the applicable member of the Ventas Group, unless it is released from such escrow account to any SpinCo Indemnified Party, (2) all income earned upon the amount in the escrow account shall be treated as the property of Ventas or the applicable member of the Ventas Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Ventas or the applicable member of the Ventas Group whether or not said income has been distributed during such taxable year, (3) the amount in the escrow account shall be invested only as determined by Ventas in its sole discretion and (4) any portion thereof shall not be released to any SpinCo Indemnified Party unless and until Ventas receives any of the following: (A) a letter from SpinCo’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the SpinCo Indemnified Parties without causing SpinCo to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by SpinCo, such opinion to be reasonably satisfactory to SpinCo, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder or a ruling from the IRS, receipt of the additional amount of SpinCo Indemnification Payments otherwise required to be paid either would be excluded from gross income of SpinCo for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable SpinCo Indemnified Parties in an amount equal to the lesser of the unpaid SpinCo Indemnification Payments due and owing (determined without regard to this Section 4.11(a)) or the maximum amount stated in the letter referred to in clause (4)(A) above.

(iii)                               Any amount held in escrow pursuant to Section 4.11(a)(ii) for five (5) years shall be released from such escrow to be used as determined by Ventas in its sole and absolute discretion.

(iv)                              SpinCo shall bear all costs and expenses with respect to the escrow.

(v)                                 Ventas shall cooperate in good faith to amend this Section 4.11(a) at the reasonable request of SpinCo in order to (1) maximize the portion of the payments that may be made to the SpinCo Indemnified Parties hereunder without causing SpinCo to fail to meet the Specified REIT Requirements, (2) improve SpinCo’s chances of securing a favorable ruling described in this Section 4.11(a) or (3) assist SpinCo in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(a). SpinCo shall reimburse Ventas for all reasonable costs and expenses of such cooperation.

(b)                                 Indemnification Payments to Ventas.

(i)                                     With respect to any period in which Ventas has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Ventas Group pursuant to Section 4.3 or 4.4 or any indemnification payments to be made to any member of the Ventas Group pursuant to any Ancillary Agreement (a “Ventas Indemnity Payment”) for any calendar year shall not exceed the sum of (1) the amount that is determined will not be gross income of Ventas for purposes of the requirements of Sections 856(c)(2) and (3) of the Code for any period in which Ventas has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by Ventas, which opinion shall be reasonably satisfactory to Ventas, plus (2) such additional amount that is estimated can be paid to Ventas in such taxable year without causing Ventas to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to Ventas (and any other relevant member of the SpinCo Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to Ventas, and (B) submitted to and approved by Ventas’s outside tax counsel, and (3) in the event that Ventas receives a ruling from the IRS to the effect that the receipt of the additional amount of Ventas Indemnity Payments otherwise required to be paid, either would constitute Qualifying Income or would be excluded from gross income of Ventas for purposes of the Specified REIT Requirements, the aggregate Ventas Indemnity Payments otherwise required to be made (determined without regard to this Section 4.11(b)) less the amount otherwise previously paid under clauses (1) and (2) above.

(ii)                                  SpinCo shall place (or cause to be placed) the full amount of any Ventas Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that (1) the amount in the escrow account shall be treated as the property of SpinCo or the applicable member of the SpinCo Group, unless it is released from such escrow account to any Ventas Indemnified Party, (2) all income earned upon the amount in the escrow account shall be treated as the property of SpinCo or the applicable member of the SpinCo Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by SpinCo or the applicable member of the SpinCo Group whether or not said income has been distributed during such taxable year, (3) the amount in the escrow account shall be invested only as determined by SpinCo in its sole discretion, and (4) any portion thereof shall not be released to any Ventas Indemnified Party unless and until SpinCo receives any of the following: (A) a letter from Ventas’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the

Ventas Indemnified Parties without causing Ventas to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by Ventas, such opinion to be reasonably satisfactory to Ventas, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder or a ruling from the IRS, receipt of the additional amount of Ventas Indemnity Payments otherwise required to be paid either would be excluded from gross income of Ventas for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Ventas Indemnified Parties in an amount equal to the lesser of the unpaid Ventas Indemnity Payments due and owing (determined without regard to this Section 4.11(b)) or the maximum amount stated in the letter referred to in clause (4)(A) above.

(iii)                               Any amount held in escrow pursuant to Section 4.11(b)(ii) for five (5) years shall be released from such escrow to be used as determined by SpinCo in its sole and absolute discretion.

(iv)                              Ventas shall bear all costs and expenses with respect to the escrow.

(v)                                 SpinCo shall cooperate in good faith to amend this Section 4.11(b) at the reasonable request of Ventas in order to (1) maximize the portion of the payments that may be made to the Ventas Indemnified Parties hereunder without causing Ventas to fail to meet the Specified REIT Requirements, (2) improve Ventas’s chances of securing a favorable ruling described in this Section 4.11(b) or (3) assist Ventas in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(b). Ventas shall reimburse SpinCo for all reasonable costs and expenses of such cooperation.

ARTICLE V

CERTAIN OTHER MATTERS

5.1                               Insurance Matters.

(a)                                 Ventas and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Ventas, any other member of the Ventas Group or any Ventas Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)                                 From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group prior to the Effective Time, Ventas will provide SpinCo with access to, and SpinCo may, upon ten (10) days’ prior written notice to Ventas, make claims under, Ventas’s third-party insurance policies in place immediately prior to the Effective Time and Ventas’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     SpinCo shall report any claim to Ventas, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with Ventas’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Ventas to SpinCo in writing in advance of any such claim);

(ii)                                  SpinCo and the members of the SpinCo Group shall exclusively bear and be liable for (and neither Ventas nor any members of the Ventas Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for), and SpinCo shall indemnify, hold harmless and reimburse Ventas and the members of the Ventas Group for, any deductibles, self-insured retention, fees and expenses incurred by Ventas or any members of the Ventas Group to the extent resulting from any access by SpinCo or any other members of the SpinCo Group to, or any claims made by SpinCo or any other members of the SpinCo Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the SpinCo Group, its employees or third Persons; and

(iii)                               SpinCo shall exclusively bear and be liable for (and neither Ventas nor any members of the Ventas Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for), and SpinCo shall indemnify, hold harmless and reimburse Ventas and the members of the Ventas Group for, all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Ventas Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Ventas’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Ventas Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Ventas’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Ventas may elect not to reinstate the policy aggregate. In the event that Ventas elects not to reinstate the policy aggregate, it shall provide prompt written notice to SpinCo, and SpinCo may direct Ventas in writing to, and Ventas shall, in such case, reinstate the policy aggregate; provided that SpinCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(iv)                              In the event that any member of the Ventas Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Ventas Group is entitled to coverage under SpinCo’s Third Party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Ventas” for “SpinCo” and “SpinCo” for “Ventas.”

(c)                                  Except as provided in Section 5.1(b), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the insurance policies of Ventas or any other member of the Ventas Group. At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d)                                 Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of Ventas or any member of the Ventas Group, nor Ventas nor any member of the Ventas Group, in connection with making a claim under any insurance policy of SpinCo or any member of the SpinCo Group, in either case pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between the other Party or any member of its Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by the other Party or any member of its Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of the other Party or any member of its Group under the applicable insurance policy.

(e)                                  All payments and reimbursements by a Party pursuant to this Section 5.1 (the “Claiming Party”) will be made within thirty (30) days after the Claiming Party’s receipt of an invoice therefor from the other Party (the “Non-Claiming Party”). If the Non-Claiming Party incurs costs to enforce the Claiming Party’s obligations herein, the Claiming Party agrees to indemnify and hold harmless the Non-Claiming Party for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b). The Non-Claiming Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Claiming Party Liabilities and/or claims the Claiming Party has made or could make in the future, and no member of the Claiming Party’s Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Non-Claiming Party’s insurers with respect to any of the Non-Claiming Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Claiming Party shall cooperate with the Non-Claiming Party and share such information as is reasonably necessary in order to permit the Non-Claiming Party to manage and conduct its insurance matters as it deems appropriate. Neither the Non-Claiming Party nor any of the members of the Non-Claiming Party’s Group shall have any obligation to secure extended reporting for any claims under any

Liability policies of the Non-Claiming Party or any member of the Non-Claiming Party’s Group for any acts or omissions by any member of the Claiming Party’s Group incurred prior to the Effective Time.

(f)                                   This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Ventas Group in respect of any insurance policy or any other contract or policy of insurance.

(g)                                  SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Ventas Group shall have any Liability whatsoever as a result of the insurance policies and practices of Ventas and the members of the Ventas Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2                               Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus four percent (4%).

5.3                               Treatment of Payments for Tax Purposes. For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Ventas to SpinCo or a distribution by SpinCo to Ventas, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.4                               Inducement. SpinCo acknowledges and agrees that Ventas’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.5                               Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.6                               Non-Solicitation; No-Hire Covenant.

(a)                                 For a period of two (2) years from and after the Effective Time, SpinCo shall not, and shall ensure that the other members of the SpinCo Group shall not, directly or indirectly, solicit any current or former employees of the Ventas Group without the prior written consent of Ventas; provided, however, that (i) an individual shall not be deemed to have been solicited for employment in violation of this Section 5.6(a) if such employee ceased to be employed by any member of the Ventas Group at least six (6) months prior to the date when any solicitation activity occurs and (ii) this Section 5.6(a) shall not prohibit any general offers of employment to the public (including through a bona fide search firm that is instructed not to contact any employees of the Ventas Group), so long as it is not specifically targeted toward employees of the Ventas Group.

(b)                                 For a period of six (6) months from and after the Effective Time, each of Ventas and SpinCo shall not, and shall ensure that the other members of its Group shall not, directly or indirectly, hire any current or former employees of the other Group without the prior written consent of SpinCo or Ventas, as applicable, provided, however, that an individual shall not be deemed to have been hired by a Party or a member of its Group in violation of this Section 5.6(b) if such employee has ceased to be employed by any member of the other Party’s Group at least six (6) months prior to the date when such individual was hired and no violation of this Section 5.6 has occurred.

5.7                               Cooperation Regarding Certain Master Leases. SpinCo acknowledges and agrees that, from and after the Effective Time, SpinCo shall not, and shall cause the other members of its Group not to, without the prior written consent of Ventas, elect to exercise or enforce its rights under a Specified SpinCo Master Lease to accelerate the rent under such Specified SpinCo Master Lease or otherwise elect to receive from a Specified Common Tenant under any Specified SpinCo Master Lease the payment of any amount of liquidated or other damages the calculation of which is based on the remaining balance of unearned rent or other unearned sums for any property with respect to which such Specified SpinCo Master Lease has been terminated (such unearned sums, “Acceleration Payments”); provided, however, that nothing in this Section 5.7 shall prevent SpinCo or any member of its Group from receiving from such Specified Common Tenant an amount of actual damages on a monthly basis equal to the excess, if any, between the amount of rent that would have been due and owing with respect to such property if the Specified SpinCo Master Lease had not been terminated with respect to such property and the amount of rent and other sums actually collected by the SpinCo Group from a Third Party pursuant to any reletting for the remaining period with respect to such property under such Specified SpinCo Master Lease; provided, further, that this Section 5.7 shall not prohibit any member of the SpinCo Group from electing to receive Acceleration Payments under a Specified SpinCo Master Lease in the event that Ventas first elects in writing to receive Acceleration Payments from such Specified Common Tenant under the corresponding Specified Ventas Master Lease Agreement. This Section 5.7 shall be binding upon SpinCo’s permitted successors and assigns, it being agreed that if any member of the SpinCo Group transfers any such real property, SpinCo shall, as a condition to such transfer, cause the transferee to agree to the prohibitions set forth in this Section 5.7 for the benefit of Ventas. This provision will be of no further force or effect when neither a Specified Common Tenant, nor its successors, assigns or principals, is a tenant or obligor under a Specified SpinCo Master Lease for any of the properties leased thereunder.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.9 and any other applicable confidentiality obligations, each of Ventas and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Ventas Business, or any Ventas Asset or Ventas Liability, if Ventas is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)                                 Without limiting the generality of the foregoing, until the end of the SpinCo fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2                               Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3                               Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4                               Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in accordance with the policies of Ventas as in effect at the Effective Time or such other policies as may be adopted by Ventas after the Effective Time (provided, in the case of SpinCo, that Ventas has notified SpinCo of any such change); provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax related records, and the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5                               Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)                                 Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of an adversarial Action or Dispute between Ventas and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Ventas Group and the SpinCo Group, and that each of the members of the Ventas Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Ventas Group or the SpinCo Group, as the case may be.

(b)                                 The Parties agree as follows:

(i)                                     Ventas shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Ventas Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Ventas Group or any member of the SpinCo Group. Ventas shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Ventas Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Ventas Group or any member of the SpinCo Group;

(ii)                                  SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Ventas Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Ventas Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Ventas Group; and

(iii)                               If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Ventas Business, solely to the SpinCo Business, or to both the Ventas Business and the SpinCo Business.

(c)                                  Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)                                 If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                                  In the event of any adversarial Action or Dispute between Ventas and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  In the event either Party inadvertently discloses any Privileged Information or inadvertently waives any privilege or immunity as to which the other Party has any interest, that Party shall immediately (i) advise the other Party of the inadvertent disclosure or waiver and (ii) take all reasonably available steps to claw back any waived or disclosed information and restore the privilege or immunity.

(h)                                 Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Ventas and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)                                     In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9                               Confidentiality.

(a)                                 Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five-year anniversary of the Effective Time, each of Ventas and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Ventas’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or destroy, and notify the other Party in writing that it has destroyed, such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)                                  Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10                        Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or the rules of an applicable stock exchange or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1                               Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2                               Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) mediation procedure, except as modified herein. The mediation shall be held in (i) Chicago, Illinois or (ii) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3                               Arbitration.

(a)                                 In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR Arbitration Procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more.

(b)                                 The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR arbitration procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.

(c)                                  The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4                               Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.

7.5                               Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Ventas Assets and the assignment and assumption of the SpinCo Liabilities and the Ventas Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Effective Time, Ventas and SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Ventas, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Ventas and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the members of the other Group for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Ventas or any other member of the Ventas Group, on the other hand, to provide any energy usage disclosure required under state Law or any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete energy usage disclosure or notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX

TERMINATION

9.1                               Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Ventas, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2                               Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)                                  Ventas represents on behalf of itself and each other member of the Ventas Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3                        Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4                        Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Ventas Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any

Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5                        Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Ventas, to:

Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, KY 40223
Attention:	General Counsel
Facsimile:	(502) 357-9001

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Robin Panovka
Karessa Cain
Victor Goldfeld
Facsimile:	(212) 403-2000

If to SpinCo, to:

Care Capital Properties, Inc.
353 North Clark Street
Suite 2900
Chicago, Illinois 60654
Attention:	General Counsel
Facsimile:	312-881-4798

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Robin Panovka
Karessa Cain
Victor Goldfeld
Facsimile:	(212) 403-2000

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6                        Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7                        Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable.

10.8                        No Set-Off. Except as set forth in this Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to either such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9                        Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Registration Statement, the Plan of Reorganization, the Distribution and the

consummation of the transactions contemplated hereby and thereby will be borne by Ventas, and any such fees, costs and expenses incurred after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.10                 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11                 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.12                 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13                 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14                 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15                 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and

Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Chicago, Illinois; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to August 17, 2015.

10.16                 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Ventas or any member of the Ventas Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.17                 Performance. Ventas will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Ventas Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18                 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

VENTAS, INC.

By:	/s/ Brian K. Wood
Name: Brian K. Wood
Title: Sr. Vice President & Chief Tax Officer

CARE CAPITAL PROPERTIES, INC.

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]